EXHIBIT 10.4

To:	Paul McCormick Chairman of the Compensation Committee of Cambridge Heart, Inc. (the “Company”)

Dated Effective:  September 1, 2012

The purpose of this letter is to memorialize my agreement with the Company concerning a temporary reduction of my salary.

In recognition of the Company's financial situation, I agree to a temporary 50% reduction of my salary effective September 1, 2012 through October 31, 2012.  The Company agrees that the reference in my severance agreement to salary “rate in effect on the termination date” shall mean “the greater of (i) the rate in effect as of the termination date, or (ii) the rate in effect on August 1, 2012.”

Except as expressly stated in this letter, my agreement to reduce any portion of my wages by no means constitutes a change in the terms of my employment.  Except as expressly stated in this letter, the Company's obligations regarding the terms of my employment, including health and other benefits, and my severance agreement remains unchanged and according to its initial terms.

The Company agrees that it will pay to me an amount equal to the difference between the wages that I would have been due for the period from September 1, 2012 until the Triggering Event had I not agreed to the temporary reduction in my salary and the amount that I have actually been paid by the Company for the period from September 1, 2012 until the Triggering Event (the “Payment Amount”) upon the occurrence of any of the following events (each, a “Triggering Event”):

a)	The Company’s financial situation improves such that the Company has the resources to pay such amount as determined by the Board of Directors in its sole discretion;

b)
The consummation by the Company of one or more financing transactions and/or strategic transactions that result in the actual receipt by the Company of at least an amount equal to the sum of (i) the outstanding principal amount of the secured convertible promissory notes of the Company issued in the Company’s 2012 convertible note financing together with accrued but unpaid interest for the entire term of the notes and (ii) the aggregate of the Payment Amount payable to me under this agreement together with any similar payment amounts owed to other senior executives or directors of the Company pursuant to agreements that are similar in purpose as this agreement:

c)
The consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following the Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the outstanding common stock of the Company (the “Outstanding Company Common Stock”) and the combined voting power of the then-outstanding securities of the Company entitled to vote generally for the election of directors (the “Outstanding Company Voting Securities”), in each case immediately prior to the Business Combination, beneficially own, directly or indirectly, 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively: or

d)
The commencement by the Company of  any case, proceeding or other action with respect to itself as a debtor (A) under any law relating to bankruptcy, insolvency, reorganization, liquidation, receivership or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors, or the Company being named in any involuntary case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or

e)	The occurrence of an event triggering the obligation to pay severance to me under my severance agreement with the Company.

I hereby release Cambridge Heart’s officers and directors from any personal responsibility for the reduction in my salary contemplated by this letter agreement.

Sincerely,

/s/ Vincenzo LiCausi
Vincenzo LiCausi
Chief Financial Officer
Cambridge Heart Inc.

Acknowledged and Agreed:

/s/ Paul McCormick
Paul McCormick,
Chairman, Compensation Committee